Exhibit 10.10


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 19th day of February, 2002, by and between SIRICOMM, INC. (the "Company") and Hank Hoffman, (the "Executive").

         In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the parties hereto make the following agreement, intending to be legally bound hereby:

         1. Term. The term of this Agreement and Executive's employment under this Agreement shall commence as of 19 February, 2002 and, unless sooner terminated as provided herein, shall continue for an initial term of three (3) years. Thereafter this Agreement shall automatically renew for additional one year periods unless either party provides written notice of non-renewal to the other party at least 90 days prior to the end of the then-current term.

         2. Duties.

         (a) The Company agrees to employ Executive and Executive agrees to be employed by the Company for the Term of Employment stated in section 1 hereof, subject to the terms and conditions herein provided. Executive shall serve as the President and Chief Executive Officer of the Company.

         (b) During and throughout his Term of Employment pursuant to this Agreement, Executive shall devote his full working time and best efforts using his customary work habits and work patterns to promote the interests of the Company. Executive shall perform such services as may reasonably be assigned to him from time to time by the Company; provided, Executive, shall not be required to relocate from his present work assignment in the Joplin metropolitan area.

         3. Compensation.

         (a) During and throughout his Term of Employment pursuant to this Agreement, the Company shall pay, and Executive shall accept an annual salary of not less than One Hundred Fifty Thousand Dollars ($150,000.00) subject to the required withholding for applicable state and Federal taxes, for all services provided pursuant to the terms of this Agreement payable on a weekly basis.

         (b) During and throughout his Term of Employment pursuant to this Agreement, Executive shall be entitled to participate in any and all employee welfare, pension or other benefit plans and programs maintained on or after the effective date of this Agreement for employees of the Company, including, without limitation, health, life and other insurance programs. In addition, the Company shall reimburse Executive for all of his reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, provided Executive provides the Company with detailed expense reports and receipts in accordance with then existing Company policy.

         (c) During and throughout his Term of Employment pursuant to this Agreement, Executive shall not receive any earned compensation from any other enterprises offering services similar do those offered by the Company.

         (d) During and throughout his Term of Employment pursuant to this Agreement, Executive shall be entitled to receive bonus payments to accordance with then existing Company policy as set by the Company's board of directors.

         (e) During and throughout his Term of Employment pursuant of this Agreement, Executive shall receive a monthly car allowance from the Company in an amount to be fixed by and paid at the sole discretion of the Company's board of directors.

         4. Termination. Executive's employment under this Agreement may be terminated prior to the expiration of the Term of Employment as follows:

         (a) By the Company at any done without prior notice for:

                  (i) the commission by Executive of any act of fraud upon or an act evidencing dishonesty toward the Company;

                  (ii) indictment of Executive for any felony or misdemeanor involving moral turpitude; or,

                  (iii) the wrongful misappropriation by Executive of any funds, property or rights of the Company,

                  (iv) a voluntary resignation by Executive or willful failure or continuing inability of Executive to carry out assigned job duties and responsibilities which the parties agree shall constitute a voluntary resignation.

         (b) By reason of Executive's death.

         (c) Upon the termination of the employment of Executive pursuant to the provisions of subsections (a) or (b) above, the Term of Employment shall expire and he, or his estate in the event of his death, shall be entitled only to receive two (2) weeks of compensation for services rendered prior to such termination and the Company shall have no further obligation to compensate Executive for services performed

                              Employment Agreement
         hereunder including bonus payments, but shall continue to reimburse Executive for insurance premiums as set out in subsection (b) above.

         (d) If Executive is terminated other than pursuant to subsections (a) or (b) above, the Company will continue to pay and provide compensation and benefits as set forth in paragraph 3 above or for a period of 12 months, whichever period is greater.

         5. Non-Disclosure of Confidential Information. In addition to any common law restrictions that may apply, Executive covenants and agrees that he shall not during his employment hereunder, nor at anytime thereafter, disclose any confidential, secret or proprietary information or knowledge or any trade secrets (collectively, the "Confidential Information") for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances. For purposes of this Section 5, to the fullest extent permitted by applicable law, as amended from time to time, "Confidential Information" shall include: (a) any information, process, procedure, formula or improvement which has not been published or disseminated or otherwise become a matter of general public knowledge; (b) the whole or any portion of any business plan, financial information, purchasing data, supply data, accounting data or other financial information which has not been published or disseminated or otherwise become a matter of general public knowledge; (c) the whole or any part of any marketing information, marketing strategies, sales records, customer lists, prices, profit margins, sales projections or other sales information which has not been published or disseminated or otherwise become a matter of general knowledge; and (d) trade secrets as defined by the laws of the state of Missouri. Executive acknowledges and agrees that all information failing within the above definition or otherwise related thereto shall be presumed to be Confidential Information and that Confidential Information shall also include any other information which Executive has a reasonable basis to believe to be Confidential Information.

         6. Property of the Company. Executive covenants and agrees that all memoranda, notes, lists, files, reports, materials, computer disks, programs, records and other documents (and all copies, recordings, abstracts, synopses, notes or other representations of any of the foregoing, whether produced manually or electronically) made or compiled by Executive or made available to Executive relating to the Confidential Information or to the business of the Company, shall remain the sole and exclusive property of the Company and shall be delivered to the Company by Executive promptly upon the termination of Executive's employment with the Company or at any other time on request.

                              Employment Agreement

         7. Irreparable Harm. Executive acknowledges and agrees that a breach or threatened breach of the obligations regarding confidentiality set forth in
Section 5 shall result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. Executive further agrees that in the event of any breach or threatened breach of such obligations, the Company (including its successors and assigns) shall be entitled to a temporary restraining order, and to preliminary and permanent injunctive relief restraining such breach or threatened breach and such other and further relief as may be proper against Executive and all persons acting through or for Executive, including partners, agents, servants and employees.

         8. Waiver. Failure to insist upon a strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any such failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants or conditions hereof.

         9. Benefit. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, but not limited to, any company which may acquire all or substantially all of the Company's assets or business or into which the Company may be consolidated or merged or by which the Company's business may be held or prosecuted. The rights of Executive may not be assigned or otherwise transferred nor may the obligations of Executive be delegated. This Agreement shall be binding upon the heirs and personal representatives of Executive insofar as such heirs and personal representatives shall come into possession by any means whatsoever of any Confidential Information. It is further agreed that for purposes of this Agreement; "Company" shall mean SIRICOMM, INC. and all of its subsidiaries and affiliates.

         10. Governing Law. This Agreement is executed and delivered in, and shall be governed, enforced and interpreted in accordance with the laws of, the State of Missouri without regard to the principles of conflict of laws.

         11. Severability. Except as otherwise provided on the contrary herein, each section, paragraph, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, paragraph, part, term and/or provision herein is determined to be invalid or contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such shall not impair the operation of, or otherwise affect, the other sections, paragraphs, parts, terms and/or provisions of this

                              Employment Agreement

Agreement as may remain otherwise intelligible, and the latter will continue to be given full force and effect and bind the parties hereto.

         12. Company's Right Recover Costs. Executive undertakes and agrees that if he breaches or threatens to breach any provision of this Agreement, he shall be liable for any costs and expenses, including without limitation, any attorney fees incurred by the Company in enforcing its rights under this Agreement.

         13. Executive's Right to Recover Costs. The Company undertakes and agrees that if it breaches or threatens to breach any provision of this Agreement, it shall be liable for any costs and expenses, including without limitation, any attorney fees incurred by Executive in enforcing his rights under this Agreement.

         14. Survival. Executive and the Company agree and acknowledge that all of Executive's agreements, covenants, obligations and duties under Sections 5 and 6 of this Agreement, and all of the Company's rights and remedies in connection therewith, shall survive the expiration or termination of the Term of Employment, regardless of the cause therefor.

         15. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be given or made in writing by registered or certified mail, return receipt requested, or by telex and will be deemed to have been given or made on the date following receipt of attempted delivery at the following locations:

                                 To the Company:

                                 SiriCOMM, Inc.
                              3820 Old Orchard Road
                             Joplin, Missouri 64804

                                To the Executive:

                                  Hank Hoffman
                              3820 Old Orchard Road
                             Joplin, Missouri 64804

or such other address or person as may be designated in writing by one party to the other party in accordance with these notice provisions.

         16. Complete Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous oral or written agreements,. representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by

                              Employment Agreement
both parties hereto. No waiver or change in this Agreement shall be binding unless executed in writing by the party making the waiver or affected by the change.

         17. Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.


         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has set his hand, both as of the day and year first above written.


SIRICOMM, INC.:


By:  /s/ David Mendez
-----------------------------
Title:  Vice President

Executive:

/s/ Hank Hoffman
-----------------------------
Hank Hoffman

                              Employment Agreement
                                     Page 6